EXHIBIT A

ADVISORY BOARD BIOGRAPHIES

ADMIRAL BOBBY R. INMAN U.S. NAVY (RET.)
Chairman, Executive Committee of Science Applications International Corporation; former Chairman and Chief Executive Officer, Westmark Systems, Inc.; former Chairman, President and Chief Executive Officer, Microelectronics & Computer Technology Corporation; Director, Fluor Corporation, Science Applications International Corporation, Southwestern Bell Corporation, Temple-Inland and Xerox Corporation.

ALFRED J. COYLE
Advisory Director, PaineWebber Incorporated; former Director, American DualVest Fund, Cubic Corp., Leaseway Transportation Corp., Oilfield Services Corp. of America and Radiation Dynamics.

RICHARD HODGSON
Co-founder and Director, Intel Corporation; Director, I-Stat Corp., Ibis Technology Inc., McCowan Associates and several private technology companies.

EUGENE KLEINER
Founding partner, Kleiner Perkins Caufield & Byers; Co-founder, Fairchild Semiconductor Corporation; Director, Andros Corporation, Resound, Inc. and several private technology companies; Trustee, Polytechnic University in New York.

ANTONIE T. KNOPPERS, M.D.
Former President, Chief Operating Officer and Vice Chairman, Merck & Co.; Director, Centocor, Inc.; former Chairman, U.S. Council of the International Chamber of Commerce.

DR. GEORGE KOZMETSKY, D.C.S.
Executive Associate for Economic Affairs, The University of Texas System; IC{2} Senior Research Fellow; Chairman, IC{2 } Advisory Board.

JOSHUA LEDERBERG, PH.D.
Nobel   Laureate;   university  professor  and  former  President,  Rockefeller
University; Director, Chemical Industry Institute for Toxicology, Dreyfus Foundation and Council for Foreign Relations.